URANIUM 308 CORP.

Symbol: URCO – OTC PINK

News Release

URANIUM 308 CORP. ANNOUNCES UPDATE

July 12, 2011

Las Vegas, Nevada, July 12, 2011 – Uranium 308 Corp. (OTCPK:  URCO) (the “Company”) is pleased to provide an update to its shareholders regarding the Company’s recent progress towards further developing the company and its underlying value.

“Let me say, I’m thrilled in making our recent commitment towards developing our first two properties in Peru: Mishi I (“Tarma”)  and Alex I (“Chanchamayo”).  Both properties show good potential, Tarma especially considering the presence of existing shafts located on the property along with informal mining occurring by locals as witnessed on a recent site visit,” stated Dennis Tan, President and CEO.  Mr. Tan went on to state “The Company is currently in the process of planning mineral exploration and sampling programs on both Tarma and Chanchamayo properties.”

As the Company continues forward, its strategy is to develop a portfolio of interests in high potential gold mineralization projects within Latin American with emphasis on Peru and Columbia.   To this end, the Company intends to continue performing grass roots acquisition and exploration as a viable strategy due to the numerous opportunities to identify and acquire relatively low-cost projects in known gold mineralization areas where infrastructure is being built.  Additionally, we will consider potential joint venture strategies as appropriate when it provides the opportunity to increase the breadth of participation in potential discoveries while simultaneously mitigating risk exposure.

President and CEO, Dennis Tan stated, “I believe the time is now to refocus our company to start a solid portfolio of projects in countries like Peru and Columbia as they present very compelling opportunities for junior gold exploration companies.   The board and I believe that such plans will require us to build a board and management team that can successfully support this new direction.”

About Uranium 308 Corp.:
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally.  Recently, the focus of Uranium 308 Corp.’s exploration efforts have centered on Latin American with particular interest in gold exploration in Peru and Columbia.

www.uranium308corp.com

FORWARD-LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

SOURCE: Uranium 308 Corp.

CONTACT:

Uranium 308 Corp. Dennis Tan, 702-425-8662 President and Director